Exhibit (d)(1)

CLIFFORD CHANCE LLP

EXECUTION COPY

SEMBCORP UTILITIES PTE LTD.,

AS PURCHASER,

BIWATER INVESTMENTS LTD.,

AS STOCKHOLDER,

AND

BIWATER HOLDINGS LTD.,

AS PARENT

TENDER OFFER AND STOCKHOLDER SUPPORT

AGREEMENT

-i-

TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT

This Tender Offer and Stockholder Support Agreement, dated as of April 26, 2010 (this “Agreement”), is by and among Sembcorp Utilities Pte Ltd., a limited liability company incorporated under the laws of Singapore (“Purchaser”), Biwater Investments Ltd., a limited company existing under the laws of England & Wales (the “Stockholder”) and majority stockholder of Cascal N.V., a public company with limited liability organized under the laws of The Netherlands (the “Company”), and Biwater Holdings Limited, a limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder (“Parent”).

WHEREAS, Purchaser intends to commence a public tender offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) to the holders of shares of common stock of the Company (the “Shares”), to tender all of the Shares of the Company on the terms hereinafter set forth and subject to the conditions set forth on Appendix A (the “Offer”);

WHEREAS, the Stockholder beneficially owns 17,868,543 Shares (such Shares, together with any other Shares (whether held beneficially or of record) acquired by the Stockholder after the date hereof and prior to the termination of all of the Stockholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the Stockholder’s “Owned Shares”);

WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, Parent and Purchaser are entering into a deed (the “Tax Deed”) pursuant to which Parent agrees to repay amounts or procure the repayment of amounts, paid by, Bournemouth & West Hampshire Water PLC (“BWHW”), BWS Finance Limited (“BWS”) and, Cascal Investments Limited (“CIL”), who together with BWHW and BWS are subsidiaries of the Company, for the surrender of group relief, in the event that such group relief is unavailable;

WHEREAS, Parent, Purchaser and the trustees of the Biwater Retirement and Security Scheme (the “Trustees”) have agreed to the terms of a pensions agreement (the “Pensions Agreement”) (in the form attached hereto as Appendix B) concerning the separation of the Water Company Section from the Biwater Retirement and Security Scheme and have entered into or will shortly after the date of this Agreement enter into the Pensions Agreement, and the Company will enter into the Pensions Agreement;

WHEREAS, Parent (and certain of its directors and subsidiaries), the Company (and certain of its directors and subsidiaries) and Purchaser will submit an application to the Pensions Regulator for clearance of the transactions;

WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, Purchaser, Stockholder, HSBC Bank plc (“HSBC”), the Trustees and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), as escrow agent (the “Escrow Agent”) are entering into an escrow agreement (the “Escrow Agreement”); and

WHEREAS, as a condition to the willingness of Purchaser to make the Offer and as an inducement and in consideration therefore, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. The Offer.

(a) Subject to the conditions of this Agreement, as promptly as practicable but in no event later than 20 calendar days after the date hereof, Purchaser shall, either directly or through a subsidiary, commence an offer to acquire all of the issued and outstanding Shares in exchange for payment by Purchaser of cash consideration of $6.75 per Share (the “Offer Price”), such Offer to be made pursuant to and in compliance with Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”). For purposes hereof a “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by law to be closed. The expiration date of the Offer shall mean no later than 11:00 a.m. (New York City time) on the date on which the Offer expires (including after giving effect to any extensions) (the “Expiration Date”) and shall initially be no later than 11:00 a.m. (New York City time) on the date that is 21 Business Days following the commencement of the Offer (determined pursuant to Rules 14d-1 and 14d-2 under the Exchange Act). Except as otherwise provided herein, Purchaser shall not modify the terms and conditions of the Offer without the prior written consent of the Stockholder. Notwithstanding the foregoing, if the 80% Condition (as defined below) is not satisfied as of the initial Expiration Date of the Offer, then Purchaser shall (A) decrease the Offer Price to $6.40, (B) revise the 80% Condition to the Minimum Condition (as defined below) (including for purposes of Appendix A to this Agreement) and (C) extend the Offer for an additional 10 Business Days. For purposes hereof, “80% Condition” means that at least 80% of the then outstanding Shares on a fully diluted basis (after taking into account all of the outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer. For purposes hereof, “Minimum Condition” means that at least the number of Owned Shares shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer. Any dividends or distributions accruing to any tendering stockholder (including the Stockholder) from the date of this Agreement through the date the Offer is accepted and the Shares are transferred to Purchaser shall be for Purchaser’s account. The Offer shall be made in accordance with applicable corporate and securities laws (including the Exchange Act) and the rules of the New York Stock Exchange. On the terms and subject to the conditions of the Offer and this Agreement and the Escrow Agreement, Purchaser shall accept for payment Shares tendered as soon as it is legally permitted to do so under applicable law and make prompt payment in respect thereof.

(b) On the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain, among other things, an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). The Stockholder and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC; provided, however, that the Purchaser shall have the ultimate decision making authority with regard to the Offer Documents. Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable law. Purchaser shall provide the Stockholder and its counsel in writing with any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

(c) If at any time prior to the Termination Date, the conditions set forth in Sections (k), (l) or (m) of Annex A have not been satisfied, the Purchaser shall extend the Offer for additional period(s) of time (each such extension, an “Extension Period”). The length of each such Extension Period shall be determined by the Purchaser in its sole discretion, subject to applicable law.

Section 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Purchaser, as follows:

(a) The Stockholder (i) is the beneficial owner of, and has good and marketable title to, the Owned Shares, and owns the Owned Shares free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever (collectively, “Encumbrances”) except for Encumbrances arising (A) under securities laws, (B) under this Agreement or (C) under the deed of release and pledge of shares entered into between the Stockholder, the Company and HSBC on April 24, 2008, (as amended by a notarial deed of correction between the Stockholder, the Company and HSBC on June 4, 2009, and as further amended from time to time) (the “HSBC Pledge”), a debenture entered into between the Stockholder and the Company dated January 29, 2008, (as amended by a supplemental deed dated February 19, 2010, between the Stockholder and the Company and as further amended from time to time) (the “HSBC Debenture”) and a deed of pledge entered into between the Stockholder and the Trustees (the “Pension Pledge” and, together with the HSBC Pledge and the HSBC Debenture, the “Pledges”); (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such capital stock) other than the Owned Shares; and (iii) except as provided under the Pledges, has the right to vote and dispose of and holds power to issue instructions with respect to the matters set forth in Sections 4, 5 and 6 of this Agreement, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable law and the terms of this Agreement.

(b) Upon the transfer to Purchaser of the Owned Shares, Purchaser will receive and assume from the Stockholder, all of its right, title and interest in and to the Owned Shares and will be the lawful owner, of record and beneficially, of the Owned Shares, free and clear of any Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto (other than restrictions under securities laws).

(c) The Stockholder is an entity duly organized, validly existing and in good standing under the laws of England & Wales.

(d) The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder (or its board of directors or similar governing body, as applicable), and no other action or proceeding on the part of the Stockholder is necessary to authorize the execution and delivery by the Stockholder of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(e) None of the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A), to the extent applicable, any provisions of the organizational documents of the Stockholder or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Shares are bound, or (ii) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or any of the Owned Shares.

(f) To the Knowledge of the Stockholder, the Company has filed with the SEC all reports on Form 20-F and 6-K required to be filed by it since January 1, 2008 (collectively, the “Company SEC Documents”). To the Knowledge of the Stockholder, none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes hereof, “Knowledge of the Stockholder” means the actual knowledge of the senior executive officers of the Stockholder.

(g) As of the date hereof, the number of issued and outstanding Shares of the Company is 30,581,343.

Section 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Stockholder as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Singapore. Purchaser has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Purchaser (or its board of directors or similar governing body, as applicable), and no other action or proceeding on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) None of the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of Purchaser or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser or its assets are bound or (ii) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Purchaser.

(d) Purchaser has available to it the funds necessary to consummate the Offer on the terms contemplated by this Agreement. The obligations of Purchaser under this Agreement are not contingent on the availability of financing.

Section 4. Tender of Shares; No Withdrawal; Conditional Obligation.

(a) Unless this Agreement shall have been terminated in accordance with its terms, the Stockholder hereby agrees that it shall (i) promptly (and in any event not later than 5 Business Days after commencement of the Offer), validly tender or cause to be validly tendered in the Offer, the Owned Shares, pursuant to and in accordance with the terms of the Offer, Rule 14d-2 under the Exchange Act, and the Escrow Agreement, free and clear of all Encumbrances, other than those Encumbrances created by the Pledges (the “Tender”) and (ii) not withdraw the Owned Shares, or cause the Owned Shares to be withdrawn, from the Offer at any time. If the Stockholder acquires beneficial ownership of Shares after the date hereof, the Stockholder shall promptly notify Purchaser of the number of any additional Shares acquired by the Stockholder and the Stockholder shall tender such Shares on or before the second Business Day after such acquisition but in any event prior to the Expiration Date of the Offer, and not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time.

(b) Unless this Agreement shall have been terminated in accordance with its terms, the Stockholder agrees not to withdraw or cause to be withdrawn any Owned Shares from the Offer unless and until the Offer expires without Purchaser having accepted Shares validly tendered in the Offer.

(c) The Stockholder acknowledges and agrees that Purchaser’s obligation to accept the Shares tendered in the Offer, including the Owned Shares, is on the terms and subject to the conditions of the Offer and the Escrow Agreement.

(d) The Stockholder acknowledges and agrees that the payment of cash for Shares tendered pursuant to the Offer shall be net of any “backup withholding” of U.S. federal tax. To the extent the Stockholder is legally able to establish an exemption from backup withholding, the Stockholder will provide Internal Revenue Service Forms W-8 to the Purchaser and any exchange agent or similar person establishing such exemption, prior to the payment of cash for the Shares tendered by the Stockholder.

Section 5. Restrictions on Transfer of Shares; Other Actions. Prior to the termination of this Agreement in accordance with its terms, except as otherwise provided herein (including pursuant to Section 4 hereof), the Stockholder shall not, except as required under the Pledges: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Owned Shares or any right or interest therein (any of the foregoing being hereinafter referred to as a “Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Owned Shares; (c) grant any proxy or power-of-attorney with respect to any of the Owned Shares; (d) deposit any of the Owned Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any Owned Shares; or (e) take any other action that would restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

Section 6. Covenant to Vote and Support.

(a) Prior to the termination of this Agreement, the Stockholder hereby agrees to vote all its Owned Shares, or to provide a written consent in respect of such Owned Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company against any action or agreement that would impede or interfere with, or prevent, the Offer, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company or any of its subsidiaries and a third party.

(b) The Stockholder shall use its reasonable best efforts to take any and all actions necessary to facilitate Purchaser’s obtaining control of the Company’s board of directors (the “Board”) upon the consummation of the Offer including, but not limited to, using the Stockholder’s commercially reasonable efforts to cause a shareholders’ meeting to be called for the purpose of replacing the members of the Board, contingent on the consummation of the Offer, it being understood and agreed that the Stockholder shall not be required to remove members of the Board.

Section 7. Operating Covenant. The Stockholder covenants and agrees that it will use its best efforts to cause the Company to operate its business in the ordinary course from the date hereof through the earlier of termination of this Agreement in accordance with its terms or completion of the Offer.

Section 8. Non-Solicitation. The Stockholder agrees that it shall not, and shall not authorize or permit its representatives to directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of its subsidiaries or afford access to the properties, assets, books or records or employees of the Company or any of its subsidiaries to any third party relating to, or that would reasonably be expected to lead to, a Takeover Proposal, (iii) accept, approve, endorse or recommend a Takeover Proposal or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating a Takeover Proposal. For the purposes of this Agreement, “Takeover Proposal” shall mean any proposal or offer (i) for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or (ii) to acquire in any manner, directly or indirectly, any equity interest in the Company, or assets or securities of or in the Company or its subsidiaries (other than the Offer).

Section 9. Waiver of Appraisal and Dissenter’s Rights and Actions. The Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights that the Stockholder may have with respect to the Owned Shares pursuant to applicable law. The Stockholder further agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors relating to the consummation of the Offer, including any claim alleging breach of fiduciary duty by the directors of the Company in connection with the Offer or the transactions contemplated thereby.

Section 10. Further Assurances. The Stockholder shall, upon request of Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be requested by Purchaser in order to accomplish the purposes of this Agreement. Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Offer, in the most expeditious manner reasonably practicable, including: (i) the obtaining of all necessary consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including using reasonable best efforts to cause any pre-merger notifications required under applicable law to be filed in connection with the proposed transaction, to be filed with the applicable Governmental Authority within the applicable timeframe) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to fully carry out the purposes of this Agreement and (v) the obtaining of clearance of the transaction from the Pensions Regulator on terms that are reasonably acceptable to Purchaser and Parent. For purposes hereof, “Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission.

Section 11. Termination. This Agreement and all rights and obligations of the parties hereunder may be terminated:

(a) by mutual written consent of the Purchaser and the Stockholder;

(b) by either the Purchaser or the Stockholder:

(i) if any Governmental Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree, ruling or other action shall have become final and nonappealable;

(ii) if immediately prior to the Expiration Date of the Offer, the clearance of the transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser and Parent;

(iii) if as the result of the failure of any of the conditions set forth in Appendix A to this Agreement, Purchaser shall have failed to commence the Offer within 30 days following the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this subsection (iii) shall not be available to any party whose failure to comply with its obligations under or breach of this Agreement results in the failure of any such condition; or

(iv) if the Purchaser shall not have purchased any Shares tendered pursuant to the Offer by July 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this subsection (iv) shall not be available to any party whose failure to comply with its obligations under or breach of this Agreement results in the failure of any of the conditions set forth in Appendix A to this Agreement.

Notwithstanding anything to the contrary herein, before Purchaser terminates the Offer as a result of the failure of any of the conditions set forth in Section (g)(ii)-(iii) of Appendix A, Purchaser and Stockholder shall negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition, provided, however, that in no event will any renegotiations of the Offer Price result in the Purchaser owning less than 53% of the issued and outstanding Shares of the Company.

Termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination. Section 12 and Section 18 shall survive any termination of this Agreement.

Section 12. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 13. Stockholder Information; Public Disclosure. The Stockholder hereby agrees to permit Purchaser to publish and disclose in the Schedule TO or other publicly-filed documents relating to the Offer, including any disclosure or filings required under the applicable rules and regulations of the Singapore Stock Exchange, Stockholder’s identity and ownership of the Owned Shares and the nature of

Stockholder’s obligations under this Agreement without notice to or consent from the Shareholder and Purchaser may file conformed copies of this document on EDGAR, if required by applicable securities laws. Otherwise, each party shall consult with the other before making any public disclosure or announcement of or pertaining to this Agreement and any such disclosure or announcement shall be mutually satisfactory to both parties; provided that this paragraph shall not apply to any disclosure or announcement pertaining to this Agreement that a party is advised by legal counsel is required to be made by applicable laws, stock exchange rules or policies of regulatory authorities having jurisdiction.

Section 14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Owned Shares pending consummation of the Offer. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Owned Shares shall remain vested in and belong to the Stockholder until consummation of the Offer.

Section 15. Non-Competition; Employee Non-Solicitation.

(a) For a period of twelve months after the consummation of the Offer, the Parent shall not and shall use reasonable best efforts to cause all of its subsidiaries (other than the Company or the Company’s subsidiaries) (collectively “Biwater”) not to be involved in the acquisition or operation of water utilities or businesses that supply multiple domestic or industrial customers (the “Restricted Activity”).

(b) The restriction in Section 15(a) shall not:

(i) prevent the Parent or any of its subsidiaries from holding shares or debentures in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company;

(ii) apply (or as the case may be shall cease to apply) to the extent that the Parent or any of its subsidiaries acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the terms of Section 15(a) (the “Relevant Interest”), provided that the Relevant Interest contributes less than 10% of the revenues of the company or business acquired; or

(iii) prevent the Parent or any of its subsidiaries carrying on its existing operations, design, engineering, constructing and consulting business carried on by Biwater as of the date of this Agreement.

(c) For a period of eighteen months after the consummation of the Offer, the Stockholder will not, and will cause its affiliates not to, (i) directly or indirectly solicit or encourage to leave employ or contract any person who is (or was during the previous 6 months) an employee of the Company or its subsidiaries; provided, however, that the Stockholder (A) may enter into discussions with, and/or hire, any employee of the Company or its subsidiaries whose employment was terminated by the Company after the consummation of the Offer and (B) may continue to employ, enter into discussions with, and/or hire any current employee of the Stockholder or any member of the Stockholder group (as of the date of this Agreement).

(d) The restrictions in Section 15(c) shall not prevent the Stockholder or any of its affiliates from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any such entity.

(e) The parties recognize that the laws and public policies of the various states of the United States and other jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 15. It is the intention of the parties that the provisions of this Section 15 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 15 shall not render unenforceable, or impair, the remainder of the provisions of this Section 15. Accordingly, if any provision of this Section 15 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

Section 16. Pensions Agreement. The Stockholder shall not amend, modify, waive or terminate the Pensions Agreement without the prior written consent of the Purchaser.

Section 17. Indemnification.

(a) Indemnification by the Stockholder. Subject to subsection 17(b) below, the Stockholder shall indemnify and hold harmless Purchaser:

(i) from and to the extent of 58.4% of any profits lost or any write-down or impairment in the value of investments by the Company as a result of the purported termination by the concessionaire of Health Services (Econssa, Chile SA) of the contract with Bayesa S.A. (the “Bayesa Contract”) pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement, or the cancellation or revocation of Bayesa’s licenses to own or operate its assets; and

(ii) from and against any and all claims (including the reasonable, documented, out of pocket costs payable to third parties and incurred in defending such claims) that may be asserted against, or paid, suffered or incurred by Purchaser that, directly or indirectly, arise out of, or result from, the events in March and April, 2010 leading up to such purported termination of the Bayesa Contract pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement,, including the health alert affecting the Antofagasta region of Chile (collectively, the “Losses”).

(b) Limitations.

(i) A claim under subsection 17(a) (an “Indemnity Claim”) shall not apply to the extent that the Loss would not have arisen but for:

(A) any negligent act or omission of the Company (or any of its subsidiaries) on or after their earlier of (i) 40 days after completion of the Offer or (ii) the date on which Purchaser obtains control of the Company’s board of directors; or

(B) any negligent act or omission of the Purchaser.

(ii) The maximum liability of the Stockholder in respect of all Losses that may be subject to indemnification under this Section 17 shall not exceed $3,000,000.

(iii) The liability of the Stockholder under this Section 17 shall terminate on the earlier of:

(A) six months after the date on which any final compromise, agreement, expert determination or decision of a court or tribunal of competent jurisdiction is made in respect of any dispute regarding the purported termination of the Bayesa Contract outlined in subsection 17(a) above (the “Dispute”); and

(B) the third anniversary of the date on which the Offer closes;

provided, however, that the Stockholder’s indemnification obligation for any claim that would otherwise terminate in accordance with subsections 17(b)(iii)(A) or 17(b)(iii)(B) above will continue to survive if legal or arbitral proceedings shall have been commenced by the Purchaser under this Section 17 on or prior to such the date on which it otherwise would terminate, until the claim in such proceedings for indemnification has been satisfied or otherwise resolved as provided in this Section 17.

(c) Third Party Claims. Purchaser shall give the Stockholder prompt notice of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under this Section 17 and will provide the Stockholder such information with respect thereto that the Stockholder may reasonably request. The failure to so notify the Stockholder shall not relieve the Stockholder of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Stockholder.

(i) The Stockholder shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section 17(c) shall be entitled to control and appoint lead counsel for such defense, in each case at its expense; provided, however, that the Stockholder shall only be entitled to control and appoint lead counsel in the event that the Claim is for an amount less than $3,000,000 less any amounts previously paid by the Stockholder to Purchaser on account of any other Claims. If the Stockholder shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 17(c)(i), (i) the Stockholder shall obtain the prior written consent of Purchaser (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release Purchaser from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against Purchaser and (ii) Purchaser shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by Purchaser.

(ii) If the Purchaser shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 17(c)(ii), (i) Purchaser shall obtain the prior written consent of the Stockholder (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim and (ii) the Stockholder shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Stockholder.

(iii) Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) Mitigation; Calculation of Losses. Nothing in this Section 17 shall be deemed to relieve Purchaser from any common law duty to mitigate any Loss, and any indemnification hereunder shall be net of all insurance and other third party recoveries and be calculated on an after tax basis.

Section 18. Miscellaneous.

(a) Notices. All notices and other communications under this Agreement must be in writing and delivered to the applicable party or parties in person or by delivery to the address or facsimile number specified below (or to such other address or facsimile number as the recipient previously shall have specified by notice to the other parties hereunder):

If to the Stockholder or Parent, to:

Biwater Holdings Limited

Biwater House

Station Approach

Dorking

Surrey

RH4 1TZ

United Kingdom

Attention:

Facsimile: (44) 1306 885 233

with copies (which shall not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London, E1 6AD

Attention: Richard Evans

Facsimile: (44) 20 3088 0088

and

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Michael Gilligan

Facsimile: 212 610 6399

and

If to Purchaser, to:

Sembcorp Utilities Pte Ltd.

30 Hill Street

#05-04

Singapore 179360

Attention: General Counsel

Facsimile: (65) 6822 3254

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Brian Hoffmann

Facsimile: (212) 878-8375

All notices and other communications sent to the applicable address or facsimile number specified above shall be deemed to have been delivered at the earlier of (i) the time of actual receipt by the addressee; (ii) if the notice is sent by facsimile transmission, the time indicated on the transmitting party’s receipt of confirmation of transmission; or (iii) if the notice is sent by a nationally recognized, reputable overnight courier service, the time shown on the confirmation of delivery provided by that service.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto, constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

(d) No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, provided, however, that the parties hereto agree that upon consummation of the Offer, the Company shall be an intended third party beneficiary of Section 15 hereof, and, as such, the Company may enforce such provisions to the same extent as if it were a party to this Agreement.

(e) Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement, except that Purchaser may assign its rights hereunder to any direct or indirect wholly owned subsidiary. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ANY OF THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(g) CONSENT TO JURISDICTION; ARBITRATION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(i) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE

OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 18(g) AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE PROVIDED, FURTHER, THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, PURCHASER, IN ITS SOLE AND ABSOLUTE DISCRETION, SHALL ALSO BE ENTITLED TO COMMENCE BINDING ARBITRATION CONDUCTED IN ACCORDANCE WITH THE THEN EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY A SOLE ARBITRATOR, SELECTED IN ACCORDANCE WITH THE RULES OF THE THEN EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. NO JUDICIAL PROCEEDING BY PURCHASER RELATING TO THE SUBJECT MATTER OF THE ARBITRATION SHALL BE DEEMED A WAIVER OF PURCHASER’S RIGHT TO ARBITRATE.

(ii) Any arbitration pursuant to this Section 18 shall be held in New York City, New York unless the parties hereto otherwise agree. The arbitrator shall allow reasonable discovery given the urgency of the subject matter of the arbitration, in the forms permitted by the Federal Rules of Civil Procedure, and to the extent consistent with the purpose of the arbitration. The arbitrator shall have no power or authority to amend or disregard any provision of this Section 18 or any other provision of this Agreement. The arbitrator shall endeavor to render judgment in the dispute within three days after conclusion of the hearing, which shall be in writing describing the findings of fact and conclusions of law relevant to such judgment and containing an opinion setting forth the reasons for giving or denying any award. The arbitral award shall be final and binding on the parties hereto, and judgment thereon may be entered in a court of competent jurisdiction absent fraud or undue influence.

(iii) Any and all court process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 18(a). Such service of process shall have the same effect as if the party hereto being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereto hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

(iv) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18(g).

(h) Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which such parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

(i) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and the parties hereto shall cooperate in good faith to formulate and implement such provision.

(j) Counterparts. This Agreement may be executed manually or by facsimile, in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party hereto to the other parties hereto.

(k) Amendments and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party hereto unless it shall be in writing and signed by such party.

(l) Time. Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF, Purchaser, the Stockholder and the Parent have caused this Agreement to be duly executed and delivered as of the date first written above.

SEMBCORP UTILITIES PTE LTD.

By:	/s/ Richard Quek Hong Liat
Name: Richard Quek Hong Liat
Title: SVP, Group Corporate Finance and M&A, Sembcorp Industries Ltd.

BIWATER INVESTMENTS LTD.

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Director and Secretary

BIWATER HOLDINGS LTD.

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Director and Secretary

15

Appendix A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the Expiration Date of the Offer, the 80% Condition is not satisfied, or (ii) at any time on or after the execution of the Tender Offer and Stockholder Support Agreement and prior to the Expiration Date of the Offer, any of the following conditions (collectively, the “Conditions”) exists:

(a)	there shall have been instituted and be pending any litigation, suit, claim, action, proceeding or investigation brought by any Governmental Authority: (i) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or seeking to prohibit the making of or terms of the Offer or any of the actions contemplated thereby; (ii) seeking to prohibit or limit the full rights of ownership or operation by the Company, Purchaser or any of their affiliates of all or any of the business or assets of the Company, Purchaser or any of their affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel the Company, Purchaser or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Purchaser or any of their affiliates or any Shares; (iii) seeking any significant diminution in the benefits expected to be derived by Purchaser or any affiliate of Purchaser as a result of the transactions contemplated by the Offer; or (iv) that is reasonably expected to otherwise prevent, adversely affect or materially delay consummation of the Offer;

(b)	there shall have been instituted and be pending in connection with the Offer any litigation, suit, claim, action, proceeding or investigation brought before any Governmental Authority which has a reasonable likelihood of success on its merits: (i) that would materially impair the value of the Owned Shares to the Purchaser; (ii) seeking to materially and adversely affect the rights of ownership by the Purchaser of the Owned Shares; or (iii) seeking material damages against the Purchaser; other than in each case any such litigation, suit, claim, action, proceeding or investigation that is based upon the Purchaser’s business, identity or historical business practice;

(c)	any Governmental Authority shall have prior to or subsequent to such date enacted, issued, promulgated, enforced or entered any law, statute, ordinance, code, rule, regulation, decree, injunction, judgment or order (collectively, “Laws”) (whether temporary, preliminary or permanent) and not repealed such Law, in either case, that has the effect of making the acquisition of Shares by Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Offer and the Tender Offer and Stockholder Support Agreement (collectively, the “Transactions”);

(d)	any Governmental Authority shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

(e)	any representation or warranty of the Stockholder contained in Section 2 of the Tender Offer and Stockholder Support Agreement shall not be true and correct (except for any de minimis inaccuracy which, with regard to Section 2(g), shall be defined as an inaccuracy of not more than 10,000 Shares);

(f)	there has been a change, event, circumstance or occurrence that (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) would prevent or materially delay Purchaser from performing its obligations under the Tender Offer and Stockholder Support Agreement, in each case other than effects due to (A) the announcement of the transactions contemplated by this Agreement, (B) any of the requirements or limitations imposed on the party pursuant to this Agreement, (C) the occurrence of war or grave civil or political unrest, whether inside or outside of the any of the countries in which the Company or any of its subsidiaries operates, or (D) the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event), or any other external factor that causes significant damage to the infrastructure, communication systems or public utilities in the jurisdictions in which the Company or any of its direct or indirect subsidiaries provide services that, in each case, do not have a significantly disproportionate effect on the Company and its subsidiaries taken as a whole;

(g)	the Company has:

(i)	(A) declared or paid any dividends on or make other distributions in respect of any of its capital stock (B) split, combined or reclassified any of its capital stock or (C) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)	issued, delivered, sold, or authorized or agreed to the issuance, delivery or sale of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor;

(iii)	granted or authorized or agreed to any grant of any options, stock appreciation rights, phantom rights, profit participation rights or other rights to acquire securities of the Company or accelerated, amended or changed the period of exercisability or vesting of options or other rights granted under its unit or stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv)	except in the ordinary course of business (it being understood that investments consistent with the Company’s written investment guidelines, in effect on the date hereof, shall be considered to be within the ordinary course of business), acquired or agreed to acquire any material assets (including securities) or engaged in any similar transaction or made any loans, advances or capital contributions to, or investments in, any person other than an existing subsidiary, in an aggregate amount in excess of $10,000,000;

(v)	sold, leased, licensed, encumbered or otherwise disposed of any of its fixed assets or any interest therein valued in the aggregate in excess of $10,000,000 for any single asset or series of related assets, or an aggregate amount of $20,000,000, other than in the ordinary course;

(vi)	adopted or implemented or agreed to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(vii)	incurred or suffered to exist any indebtedness for borrowed money or guaranteed any such indebtedness, entered into any “keep-well” or other agreement to maintain any financial statement condition of another person or entered into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business and except for the refinancing of the Company’s facility with HSBC on commercially reasonable economic terms and substantially similar other terms to the current facility and at a capacity of no more than $80,000,000; or

(viii)	net debt in excess of its net debt as of December 31, 2009;

(h)	the Stockholder shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholder to be performed or complied with by it under the Tender Offer and Stockholder Support Agreement;

(i)	the Tender Offer and Stockholder Support Agreement shall have been terminated in accordance with its terms, or any event shall have occurred that gives Purchaser the right to terminate the Tender Offer and Stockholder Support Agreement;

(j)	the Company SEC Documents contain an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k)	Purchaser has been made aware of a material approval, authorization, clearance, license, order, confirmation, consent, exemption, grant, permission, recognition and/or waiver necessary for the making or implementation of the Offer or consummation of the Transactions (an “Authorization”) which is required to be obtained from a Governmental Authority of any jurisdiction in which the Company or any of its subsidiaries or associated companies carries on business and: (i) any such Authorization has not been obtained during the Offer period, (ii) if any such Authorization is subject to conditions that are required to be fulfilled prior to the final closing date of the Offer, any of such conditions has not been fulfilled during the Offer period or (iii) any such Authorization ceases to remain in full force and effect during the Offer period or a notice of intention to revoke, modify or not to renew any such Authorization has been received during the Offer period;

(l)	all consents, approvals, authorizations, notices, reports or other documents required to be obtained or made by Purchaser from any third party in connection with the execution, delivery and performance of the Tender Offer and Stockholder Support Agreement, the Offer and the consummation of the Transactions shall not have been made or obtained or Waterloo Industrial Limited (“Waterloo”), the minority shareholder in The China Water Company Limited, shall have objected to the new ultimate controller of the Company or any necessary waivers and consents of Waterloo shall not have been obtained and in each case such failure or objection could reasonably be expected to have a Material Adverse Effect on the Company or Purchaser or could subject Purchaser or any of its subsidiaries, the Company or any of their respective officers, directors or affiliates to material liability or any criminal liability;

(m)	the clearance of the Transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser; or

(n)	the Purchaser shall not have received a certificate from an officer of the Stockholder dated the Expiration Date stating that to the best knowledge of the Stockholder the conditions set forth in (g) above have been satisfied.

The foregoing Conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Purchaser. All conditions to the Offer must be satisfied or waived on or prior to the Expiration Date of the Offer.

For the purposes of these Conditions, “80% Condition” means that at least 80% of the then outstanding Shares on a fully diluted basis (after taking into account all of the outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer.

For the purposes of these Conditions, “Material Adverse Effect” means, with respect to any person, any change, event, circumstance or occurrence that (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of such person and its subsidiaries taken as a whole or (ii) would prevent or materially delay such person from performing its obligations under the Tender Offer and Stockholder Support Agreement.

Appendix B

PENSIONS AGREEMENT

PENSIONS AGREEMENT

DATED                          2010

BIWATER HOLDINGS LIMITED

AND

CASCAL N.V.

AND

INDEPENDENT TRUSTEE SERVICES LIMITED

AND

SEMBCORP UTILITIES PTE LTD

This agreement is made on                  2010

BETWEEN:

(1)	BIWATER HOLDINGS LIMITED (registered number 00929686) whose registered office is at Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ (Biwater);

(2)	CASCAL N.V. a public company with limited liability organised under the laws of the Netherlands (Cascal);

(3)	INDEPENDENT TRUSTEE SERVICES LIMITED (registered number 02567540) whose registered office is at 6 Crutched Friars, London, EC3N 2PH (the “Trustee”) acting on behalf of the trustees of the Water Company Scheme; and

(4)	SEMBCORP UTILITIES PTE LTD a limited liability company incorporated under the laws of Singapore (the “Purchaser”).

BACKGROUND:

(A)	Biwater is to sell and the Purchaser is to purchase certain shares in Cascal on the terms set out in a tender offer and stockholder support agreement (the TSSA).

(B)	Completion of the share purchase is conditional on clearance being obtained from the Pensions Regulator on the terms of this agreement.

(C)	Biwater is the principal employer of the Water Company Scheme. The Water Companies, (wholly-owned subsidiaries of Cascal), are the participating employers in the Water Company Scheme.

(D)	The parties wish to agree a mechanism under which the Water Companies will cease participation in the Water Company Scheme and all the assets and liabilities of the Water Company Scheme will be transferred to the New Water Company Scheme.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 1 (Interpretation) apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause or schedule is a reference to a clause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

1.4	All references to notifications and other communications mean written ones.

1.5	The Trustee has been authorised to sign this deed on behalf of the trustees of the Water Company Scheme as a whole, and unless the context otherwise requires, references to the trustee are to the trustees of the Water Company Scheme as a whole.

2.	WATER COMPANIES’ CONTINUING PARTICIPATION IN WATER COMPANY SCHEME

2.1	Subject to Cascal complying with the terms of this agreement, the Rules and all applicable statutory requirements, Biwater and the Trustee will consent to the continued participation of the Water Companies in the Water Company Scheme during the Transitional Period in respect of those Employees who are active Members at Completion and those Employees who first become eligible during the Transitional Period in accordance with the Rules to become active Members.

2.2	Cascal will procure that the Employees continue to be in contracted-out employment by reference to the Water Company Scheme throughout the Transitional Period.

2.3	Cascal will procure that the Water Companies will not do or omit to do during or in respect of the Transitional Period any act or thing which would or might adversely affect the status of the Water Company Scheme as a registered or contracted-out scheme or cause the Water Company Scheme to be in breach of any statutory requirement.

2.4	Biwater will in relation to the Water Company Scheme comply with any instruction given by Cascal as to the exercise of any power Biwater may have to (and shall not without Cascal’s consent, such consent not to be unreasonably withheld or delayed) (the parties acknowledging that the provisions of this clause 2.4 do not imply that Biwater has any such power):

(a)	amend the Rules;

(b)	agree to (or withhold agreement in relation to) change the rate of employer contributions;

(c)	agree to (or withhold agreement in relation to) augment the benefits of any Member;

(d)	permit any employer other than the Water Companies to participate in the Water Company Scheme;

(e)	take any action that would cause the cessation of participation of any or all of the Water Companies from the Water Company Scheme;

(f)	take any action that would permit the trustees of the Biwater Retirement and Security Scheme to commence winding up the Water Company Scheme;

(g)	consent to the early retirement of any Member;

(h)	respond to (other than to acknowledge), administer, defend, compromise, or commence any complaint or claim (other than a route claim for benefits) or proceedings relating to the Water Company Scheme; or

(i)	exercise any other discretionary power in relation to the Water Company Scheme.

2.5	Biwater will not, without the consent of Cascal (such consent not to be unreasonably withheld or delayed) in relation to the Water Company Scheme:

(a)	substitute another entity as Principal Employer of the Biwater Retirement and Security Scheme;

(b)	demerge the Water Company Scheme from the Biwater Retirement and Security Scheme other than under the terms of this agreement; or

(c)	appoint or remove any trustees of the Biwater Retirement and Security Scheme.

2.6	Biwater will ensure that the Water Company Scheme continues to be segregated (within the meaning of Regulation 8(2) of the Occupational Pension Scheme (Employer Debt) Regulations 2005) from any other section of the Biwater Retirement and Security Scheme and Biwater shall indemnify Cascal to the extent that the Water Company Scheme is not segregated.

2.7	For the avoidance of doubt, Biwater as Principal Employer of the Water Company Scheme hereby directs, in accordance with its power under Rule 19.5 of the governing provisions of the Water Company Scheme and all other powers so enabling it, that, unless it agrees otherwise with Cascal in writing, each of the Water Companies shall continue to participate in the Water Company Scheme until the end of the Transitional Period (or such later date as may apply under clause 7), and that no winding up of the Water Company Scheme will take place during that time.

2.8	Cascal will procure that, during the Transitional Period, the Water Companies will continue to pay costs and expenses in relation to administration and management of the Water Company Scheme on the same basis as applied in the 12 months before Completion unless a third party administrator is appointed during the Transitional Period in which case the amount payable by the Water Companies will be calculated on the basis charged by that third party administrator.

3.	NEW WATER COMPANY SCHEME

3.1	Particulars of scheme

Not later than two months before the end of the Transitional Period, Cascal will provide to Biwater:

(a)	particulars of one or more proposed pension schemes which Cascal intends to be the New Water Company Scheme for the purposes of this agreement. The scheme (or each such scheme) must be a scheme which as at the end of the Transitional Period satisfies the terms of clause 3.2 (Terms applying to the New Water Company Scheme); and

(b)	a draft notice to be issued to Employees who are active Members inviting them to join the New Water Company Scheme for future service from the end of the Transitional Period. Biwater must supply its comments on the draft notice to Cascal within three weeks of its receipt.

3.2	Terms applying to the New Water Company Scheme

Cascal will procure that the New Water Company Scheme:

(a)	is established and wholly administered in the United Kingdom;

(b)	is registered with HMRC;

(c)	is contracted-out and a scheme to which the Water Company Scheme is permitted by law to make a transfer payment in respect of all rights under the Water Company Scheme (including rights to guaranteed minimum pensions and section 9(2B) rights); and

(d)	has the same balance of powers as the Water Company Scheme (as between the principal employer and the trustees of the New Water Company Scheme) save that the trustees shall not have a unilateral power to set employer contributions.

4.	MERGER OF WATER COMPANY SCHEME INTO THE NEW WATER COMPANY SCHEME

4.1	Subject to the New Water Company Scheme complying with clause 3.2, Biwater, the Trustee and Cascal will use their reasonable endeavours to procure that, as soon as possible after Completion and with effect from a date on or before the end of the Transitional Period, the trustees of the Water Company Scheme will transfer, and the trustee of the New Water Company Scheme will accept, all the assets and liabilities of the Water Company Scheme on the basis set out under this clause.

4.2	The transfer will be made without Member consent in accordance with the Rules and relevant statutory requirements.

4.3	The terms of the transfer will be materially on the basis set out in the merger deed at Schedule 2 (Merger Deed) to this agreement, unless Biwater, Cascal and the Trustee otherwise agree.

5.	INDEMNITIES

5.1	Cascal agrees on its own behalf and on behalf of the Water Companies that they will jointly and severally indemnify Biwater’s Group (and the directors and employees of Biwater’s Group) and the trustees of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme against all claims, damages, losses and expenses which may be made against them or which they may incur:

(a)	if any member of the Water Company Scheme (or the New Water Company Scheme) brings any claim against Biwater (or any director or employee of Biwater) or against the trustees of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme in relation to benefits accrued under the Water Company Scheme or the taking of any action (or omitting to take any action) as referred to in clause 2.4 or clause 2.5; or

(b)	in relation to any financial support direction (as defined in the Pensions Act 2004) that is issued against any of Biwater’s Group in relation to the Water Company Scheme in respect of any relevant time (as defined in Section 43(2) of the Pensions Act 2004);

provided that this indemnity shall not apply in respect of any claims, damages, losses or expenses which arise in circumstances where warranty 6.1 and/or 6.2 have been breached.

5.2	Biwater agrees to indemnify Cascal, and each of the Water Companies (and the directors and employees of Cascal and of the Water Companies) against any claims, damages, losses or expenses or other cost which may be made against them or which they may incur:

(a)	if any member of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme brings any claim against any Cascal or any Water Company (or any director or employee of Cascal or any Water Company) or against the trustees of the Water Company Scheme or the New Water Company Scheme in relation to benefits accrued under the Biwater Retirement and Security Scheme other than the Water Company Scheme; or

(b)	in relation to any financial support direction (as defined in the Pensions Act 2004) that is issued against any of the Water Companies in relation to any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme in respect of any relevant time (as defined in Section 43(2) of the Pensions Act 2004).

6.	WARRANTY

6.1	Biwater warrants that as at the date of this agreement, and will repeat this warranty as at the date that the Water Companies cease to participate in the Water Company Scheme, no employers other than the Water Companies are participating in or have any contractual or other liability to the Water Company Scheme.

6.2	Biwater warrants that as at the date of this agreement, it is not aware of any circumstances which could give rise to a claim under clause 5.1 above.

7.	EFFECT OF FAILURE TO TRANSFER

7.1	For the avoidance of doubt, if the transaction set out in the TSSA fails to complete, Cascal shall be under no obligation to establish the New Water Company Scheme.

7.2	If the transaction set out in the TSSA completes but the transfer of all assets and liabilities above from the Water Company Scheme to the New Water Company Scheme fails to occur by the end of the Transitional Period:

(a)	the parties will review the governing provisions of the Biwater Retirement and Security Scheme with the intention of ensuring that, to the extent possible, no member of the Biwater Group has any liability in respect of the Water Company Scheme, and no Water Company has any liability in respect of any other section of the Biwater Retirement and Security Scheme;

(b)	the parties undertake to negotiate in good faith for six months after the end of the Transitional Period with a view to achieving the separation of the Water Company Scheme on the terms envisaged by clauses 3 (New Water Company Scheme), 4 (Merger of Water Company Scheme into the New Water Company Scheme) and 9 (Water Section Guarantee) and to ensuring that no debt under Section 75 of the Pensions Act 1995 arises as a result of the separation or otherwise;

(c)	Biwater will recalculate the amount of costs and expenses payable by the Water Companies in relation to the administration and management of the Water Company Scheme to ensure that the amount paid reflects what would be paid to a third party administrator if the costs and expenses were calculated on an arm’s length basis;

(d)	the terms of this agreement, other than this clause 7 (Effect of failure to transfer) and clauses 1 (Interpretation), 2.2 to 2.8 inclusive (but ignoring the references to Transitional Period), 6 (Warranty), 10 (Notices), 11 (General), 12 (Governing law and jurisdiction), 13 (Language) and Schedule 1 (Interpretation), shall be void and of no effect.

8.	UNDERTAKINGS

8.1	Prior to Cascal executing this agreement, Biwater and the Trustee undertake that they shall not withdraw their consent to the terms of this agreement or seek to amend this agreement without the prior written consent of the Purchaser unless so ordered by a regulatory authority, tribunal or court of competent jurisdiction. This undertaking will no longer apply after 31 January 2011.

8.2	The Purchaser undertakes that subject to completion of the share purchase under the TSSA, the Purchaser obtaining majority control of the board of directors of Cascal and clearance being granted by the Pensions Regulator, the Purchaser will procure that Cascal will execute this agreement as soon as practicable.

9.	WATER SECTION GUARANTEE

For the benefit of the trustees of the New Water Company Scheme, Cascal will procure that BWHW will put in place a guarantee overall not less favourable than the “Water Section Guarantee” (as set out in clause 6 of the 2008 Agreement) or, if acceptable to the trustees of the Water Company Scheme, a parent company guarantee.

10.	NOTICES

10.1	Any notice or other communication to be given under this agreement must be in writing and must be delivered or sent by post to the party to whom it is to be given at its address as follows:

(a)	to Biwater at:-

Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ

marked for the attention of the Company Secretary;

(b)	to Cascal at:-

Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ

marked for the attention of Jonathan Lamb;

(c)	to the Trustee at:

Independent Trustee Services Limited, One America Square, London, EC3N 2JL

marked for the attention of Martin Miles; and

(d)	to the Purchaser at:

Sembcorp Utilities Pte. Limited, 30 Hill Street, #05-04, Singapore 179360

marked for the attention of General Counsel,

or at any such other address of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if within the United Kingdom) or by prepaid airmail (if the country of destination is not the same as the country of origin).

10.2	Any notice or other communication shall be deemed to have been given on the date of delivery; or if sent by airmail, on the third Business Day after it was put into the post.

10.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail, as the case may be.

10.4	This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

11.	GENERAL

11.1	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

11.2	This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

11.3	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

11.4	Except as expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

11.5	Notwithstanding paragraph 11.4 above, Cascal is prior to 31 January 2011 entitled to enforce any of the terms of this agreement as if it was a party to this agreement prior to it executing this agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

12.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

12.3	The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

12.4	Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this clause.

13.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

INTERPRETATION

1.	In this agreement:

(a)	Contracted-out and guaranteed minimum pension have the same meanings as in the Pension Schemes Act 1993. Section 9(2B) Rights has the same meaning as in the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

(b)	The following expressions have the following meanings:

2008 Agreement means the deed of agreement dated 23 January 2008 between Biwater and the trustees of the Water Company Scheme and Cascal N.V.

Aquacare means Aquacare (BWH) Limited, company number 06523232.

Cascal Services Limited means Cascal Services Limited, company number 03757398.

Biwater’s Group means Biwater and all its subsidiary undertakings and parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than Cascal and its subsidiary undertakings).

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business.

BWHW means Bournemouth and West Hampshire Water Plc, company number 02924312.

Completion means the sale of the shares in Cascal under the TSSA being completed with no conditions to the sale left unfulfilled.

Employee has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of either or both of the Water Companies whether or not he has entered into or works or worked under a contract of employment.

HMRC means Her Majesty’s Revenue and Customs.

Member means, at any time or during any period specified in this agreement, an active, deferred or pensioner member of the Water Company Scheme.

New Water Company Scheme means the scheme or schemes described in clause 3 (New Water Company Scheme) and, where the context permits, includes its or their trustees.

Purchaser means the party to the TSSA who purchases certain shares in Cascal under the TSSA.

Rules means, in relation to the Water Company Scheme, the trust deed and rules dated 1 April 2003, as amended, governing the Water Company Scheme.

Transitional Period means the period from and including the date of Completion up to but excluding the date which is 18 months after Completion (or such different period as Biwater and Cascal may agree).

Water Companies means Cascal Services Limited, BWHW, and Aquacare.

Water Company Scheme means the Water Company Sub-Fund of the Biwater Retirement and Security Scheme governed in accordance with a trust deed and rules dated 1 April 2003 as subsequently amended. Where the context requires, the Water Company Scheme includes the trustees of the Biwater Retirement and Security Scheme.

2.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re enacts (with or without modification); and

(c)	any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b).

3.	In this agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual or a natural person include his estate and personal representatives; and

(c)	references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party.

SCHEDULE 2

MERGER DEED

THIS MERGER DEED is made on              2010

BETWEEN:

(1)	[To insert names of current trustees] (the Transferring Trustee);

(2)	[To insert names of current trustees]/[To insert name of company] [(registered in [England] under number [ ])] [To insert registered address] (the Receiving Trustee);

(3)	Biwater Holdings Limited registered in England under number 00929686 with its registered address at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ (Biwater); and

(4)	[To insert name of company] [(registered in [—] under number [ ])] [To insert registered address] (the Receiving Principal Employer).

BACKGROUND:

(A)	The Transferring Trustee is the trustee of [the Water Company Sub-Fund of] the Biwater Retirement and Security Scheme (the Transferring Scheme) governed in accordance with trust deeds and rules dated 1 April 2003 (the Ex-WCAPS Edition governing provisions) and 24 June 2003 (the Main Edition governing provisions) as subsequently amended (respectively the Transferring Deeds and the Transferring Rules and together the Transferring Deeds and Rules).

(B)	The Receiving Trustee is the trustee of the [ ] (the Receiving Scheme).

(C)	At Biwater’s request the Receiving Trustee and the Transferring Trustee have agreed to transfer from the Transferring Scheme to the Receiving Scheme all the assets and liabilities of the Transferring Scheme.

(D)	The transfer will be made without member consent under new rule 16.5 of the Transferring Rules (see clause 2 (Amendment to Transferring Deeds and Rules ) of this deed).

(E)	The transfer will be received pursuant to rule [—] of the Receiving Rules (as defined below).

(F)	Pursuant to the Pension Regulator (Notifiable Events) Regulations 2005 the Transferring Trustee has notified the Regulator that a bulk transfer payment is due to be made to the Receiving Scheme.

IT IS AGREED:

1.	Interpretation

In this deed:

Actuary means, in relation to a scheme, the actuary appointed pursuant to section 47 Pensions Act 1995.

Announcement means the announcement to the members of the Transferring Scheme, a copy of which is appended to this deed. [to be drafted and appended]

Conditions means the following:

(a)	the Transferring Trustee has received an actuarial certificate in accordance with regulation 12(3) of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991;

(b)	the Receiving Scheme is able to accept the transfer of the accrued rights to, and the liability for the payment of, guaranteed minimum pensions and protected rights under the Transferring Scheme.

GMP means a guaranteed minimum pension within the meaning of the Pension Schemes Act 1993.

Liability Transfer Date means the later of the Merger Date and the satisfaction of the Conditions or such other date as all the parties agree.

Merger Date means [            ].

Pensionable Service has the same meaning as in the Transferring Rules.

Receiving Deed and Rules means the documents governing the Receiving Scheme which are: [list].

Retirement Benefits means benefits payable by reference to reaching, or expecting to reach, retirement or a particular age or payable by reason of serious ill-health, incapacity or death and any retirement benefit within the meaning of section 255 of the Pensions Act 2004.

Section 9(2B) rights has the same meaning as in the Occupational Pension Schemes (Contracting-out) Regulations 1996.

Transfer means the transfer of assets pursuant to clause 4 (Transfer of Assets).

Transferred Members means all beneficiaries under the Transferring Scheme.

Water Section Guarantee means [the letter of credit or any replacement letter of credit pursuant to Section 6 of an agreement dated 23 January 2008 between, inter alia, Biwater and the Transferring Trustee or, if acceptable to the trustees of the Transferring Scheme, a parent company guarantee.]

2.	Amendment to Transferring Deeds and Rules

Biwater and the Transferring Trustee will amend the governing provisions of the Transferring Rules by the insertion of the following:

“16.5 Notwithstanding any other provision of the Rules, if the Trustees enter into or have entered into an agreement (the “Transfer Agreement”) with the Principal Employer, and the trustees of another pension scheme registered for the purposes of the Finance Act 2004 (the “Receiving Scheme”) (and where applicable the principal employer of the Receiving Scheme), providing for the transfer in accordance with the conditions specified in regulation 12 of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991 to the Receiving Scheme of all the assets and benefit obligations of the Water Company Sub-Fund:

(a) the Pensionable Service of every Water Beneficiary will cease at the time specified in the Transfer Agreement;

(b) the Trustees shall (provided this does not cause the Scheme to make an unauthorised payment for the purposes of Part 4 of the Finance Act 2004) without the consent of the Water Beneficiaries concerned make a transfer of assets and benefit obligations in accordance with the terms of the Transfer Agreement, and having made such transfer shall have no remaining liability under the Scheme to or in respect of any of the Water Beneficiaries to whom the transfer relates;

(c) the effective date of winding up of the Water Company Sub-Fund will be no earlier than the day after the date on which such transfer has become effective; and

(d) the termination and winding up of the Water Company Sub-Fund will be governed by the powers and provisions of Rule 19.

The Trustees shall have all necessary powers to enter into and give effect to the Transfer Agreement.

Each Water Company may terminate its participation in the Scheme with immediate effect by notice in writing to the Trustees made not earlier than the day after the date on which the transfer has become effective.”

3.	Transfer Conditions

The parties to this deed shall use their reasonable endeavours to satisfy the Conditions as soon as is reasonably practicable and to ensure compliance with any requirement attaching to them in relation to the Transfer.

4.	Transfer of Assets

4.1	As soon as practicable on or after the Liability Transfer Date, the Transferring Trustee will transfer to the Receiving Trustee, and the Receiving Trustee will accept, all the assets of the Transferring Scheme including the Water Section Guarantee and will account to the Receiving Trustee for income or other assets which later come under its control as trustee of the Transferring Scheme. The Transferring Trustee has no duty to see to the application of the assets so transferred.

4.2	The Transferring Trustee will, at the request of the Receiving Trustee, execute all such documents and do all other things which may be reasonably required to vest the assets of the Transferring Scheme in the Receiving Trustee and the parties to this deed will co-operate together and use their respective reasonable endeavours to take any steps and obtain any consents which may be required for any such transfer and to eliminate or minimise the costs of any such transfer.

4.3	If the Transferring Trustee receives any assets or payments in respect of the Water Company Sub-Fund after the Liability Transfer Date they shall transfer such assets or payments to the Receiving Trustee as soon as reasonably practicable.

5.	Termination of Benefits Under Transferring Scheme and Transfer of Liabilities for Benefits

5.1	On and from the Merger Date:

(a)	no further benefits will accrue or, except as stated in this deed, be payable under the Transferring Scheme;

(b)	for the purposes of determining the benefits payable under the Transferring Scheme, the Transferred Members are deemed not to receive any increase in earnings;

(c)	the provisions of the Transferring Scheme providing for benefits in the event of death while in any employment to which the Transferring Scheme applies do not apply on or after the Merger Date; and

(d)	subject to the powers of alteration and termination in the Receiving Scheme and to the other provisions of this deed, the Receiving Trustee will provide under the Receiving Scheme the benefits set out in clause 5.3 subject to clause 7 (Relationship between Transferring Trustee and Receiving Trustee before Transfer is made).

5.2	However, until the Liability Transfer Date benefits attributable to pensionable service before the Merger Date will remain payable out of the Transferring Scheme.

5.3	The benefits referred to in clause 5.1(d) above (subject to any power of amendment and termination under the Receiving Scheme) are:

(a)	for and in respect of each Transferred Member benefits shall be identical to those which would have been provided by the Transferring Scheme for and in respect of him if (in the case of an active member) he had continued in membership of the Transferring Scheme (taking account of the required amount of members’ contributions) and subject to (b) below;

(b)	for and in respect of each Transferred Member who has paid additional voluntary contributions to the Transferring Scheme, the value transferred in respect of his additional voluntary contributions shall be credited in respect of him.

5.4	Notwithstanding the provisions of clause 5.3, the Receiving Trustee and the Receiving Principal Employer may vary the dates of payment of pensions and the dates of pension increases from the dates that applied under the Transferring Scheme.

6.	Discharge of Liabilities

6.1	On the Liability Transfer Date, benefits cease to be payable under the Transferring Scheme and the Transferring Trustee is discharged from all liabilities under the Transferring Scheme.

6.2	After the Liability Transfer Date the Receiving Trustee will discharge out of the assets of the Receiving Scheme all and any liabilities and expenses of the Transferring Trustee which have not been discharged out of the assets of the Transferring Scheme but which could have been so discharged under the Transferring Deeds and Rules had the Transfer not been made, subject to clause 11 (Limits on Indemnification of Transferring Trustee) and for the avoidance of doubt including any liability the Transferring Trustee has in connection with this deed including liability under clause 12 (Warranty and Undertakings).

6.3	On and from the Liability Transfer Date, there shall be no liability for the Water Companies to make any payments or contributions to the Transferring Scheme or to any other section of the Biwater Retirement and Security Scheme, except any payments that are due and payable prior to the Liability Transfer Date.

6.4	This clause does not replace any obligation that Biwater or any other employer participating in the Transferring Scheme may have to indemnify or reimburse the Transferring Trustee under the Transferring Deeds and Rules for any liability or expense which it incurs through acting as trustee of the Transferring Scheme but which cannot, for any reason, be met out of the assets of the Transferring Scheme. This indemnity continues in force in spite of the Transfer and the winding up of the Transferring Scheme. Biwater agrees with the Transferring Trustee that any liability or expense arising out of or in connection with this deed will be covered by the indemnity contained in clause 23 of the Transferring Deeds.

7.	Relationship between Transferring Trustee and Receiving Trustee before Transfer is made

The Transferring Trustee and the Receiving Trustee agree that, if the Transfer is not made on the Liability Transfer Date, then until the Transfer is made in full:

(a)	the Transferring Trustee will exercise its powers and duties under the Transferring Scheme in consultation with the Receiving Trustee and with a view to implementing this deed; and

(b)	the Receiving Trustee may direct the Transferring Trustee to pay as agent for the Receiving Trustee any benefits and entitlements which arose by reference to the Transferring Deeds and Rules (and for which the Receiving Trustee is liable after the Liability Transfer Date) provided that the Receiving Trustee shall only give this direction if it has received insufficient assets from the Transferring Trustee to make the payments itself.

8.	Non-Satisfaction of Transfer Conditions

If the Conditions or requirements which must be fulfilled as mentioned in this deed or by law before the Transfer can be made have not been fulfilled by [            ] (or any later date the Transferring Trustee agrees with the Receiving Trustee):

(a)	the Transfer will not be made and there will be no Liability Transfer Date; and

(b)	[benefits attributable to pensionable service before the Merger Date will be payable out of the Transferring Scheme and benefits will be payable out of the Receiving Scheme (in accordance with clause 5 (Termination of Benefits Under Transferring Scheme and Transfer of Liabilities for Benefits)) for subsequent pensionable service (on the basis that active membership terminated under the Transferring Scheme at the Merger Date).]

9.	HMRC and contracting-out

9.1	The Receiving Trustee confirms that:

(a)	the Receiving Scheme is a registered scheme for the purposes of the Finance Act 2004 and is contracted-out [on a salary-related basis pursuant to section 9[(2)][(3)] of the Pension Schemes Act 1993] [on a money purchase (protected rights) basis pursuant to the Protected Rights (Transfer Payment) Regulations 1996]; and

(b)	the Receiving Deed and Rules contains provisions complying with part I of Schedule 1 to the Contracting-out (Transfer and Transfer Payment) Regulations 1996 (rights to guaranteed minimum pensions of an earner who has not entered contracted-out employment by reference to the Receiving Scheme) and part III of Schedule 1 to the Contracting-out (Transfer and Transfer Payment) Regulations 1996 (payment of guaranteed minimum pensions in payment).

9.2	Where any Transferred Member has an entitlement to a GMP the Receiving Trustee will:

(a)	assume responsibility to provide to and in respect of that Transferred Member the GMP benefits as required by the contracting-out provisions of the Pension Schemes Act 1993; and

(b)	in relation to the transfer of GMPs, comply with the conditions referred to in regulations 3(c) and (e) of the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

9.3	The Transferring Trustee confirms that the cash equivalents of any accrued Section 9(2B) rights of the Transferred Members (as calculated and verified in a manner consistent with regulations made under section 97 of the Pension Schemes Act 1993) will be included in the Transfer.

9.4	The Principal Employer confirms that the Transfer is a “connected employer transfer” and involves a “connected employer transfer payment” within the meanings given in regulation 1(2) of the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

10.	Death Nomination Forms and Other Records

10.1	When on or after the Merger Date any lump sum benefits are payable under the Receiving Scheme on the death of a Transferred Member the Receiving Trustee shall have regard to any death benefit beneficiary nomination form completed by the deceased lodged before the Merger Date with the Transferring Scheme which was not subsequently replaced by the deceased.

10.2	The Receiving Trustee will keep sufficient records relating to the Transferred Members for the Transferred Members to obtain confirmation of their entitlements under the Receiving Scheme and will on request (to the extent of entitlement to information under statutory provisions) make such information available to any such person or any person reasonably appearing to be claiming under him (save where the liability to any such person has ceased by reason of a transfer or otherwise under the Receiving Deed and Rules, statute or other cause).

11.	Limits on Indemnification of Transferring Trustee

11.1	The aggregate liability of the Receiving Trustee under clause 6 (Discharge of Liabilities) is limited at any point in time to an amount equal to the assets transferred from the Transferring Scheme including the Water Section Guarantee (to the extent that the Receiving Trustee has a claim under it) as increased or decreased by the net effect of additions or deductions in accordance with (a), (b) and (c) below:

(a)	the addition or deduction as a result of the notional application to the assets transferred of a rate of investment return calculated by the Actuary to the Receiving Scheme having regard to the rate of investment return achieved by the Receiving Scheme and the timing of any deductions made by reference to (b) and (c) below;

(b)	the deduction of the benefits paid to or in respect of Transferred Members from the Receiving Scheme; and

(c)	the deduction of the value of any cash or other assets transferred to another occupational pension scheme, personal pension scheme, insurance company, or other pension arrangement on behalf of or in respect of Transferred Members.

11.2	For the purposes of this clause the assets transferred, increased or decreased as above shall be further reduced by the amount of any payment made under this clause by way of indemnification of the Transferring Trustee and references to the assets transferred from the date of any such payment shall be construed accordingly. A certificate to the Receiving Trustee from the Actuary to the Receiving Scheme that in the opinion of the Actuary (having regard to such factors and assumptions as the Actuary considers appropriate) the amount of any payment under such indemnification is an amount equal to or less than the assets transferred, increased or decreased as above shall be conclusive.

11.3	In the event of a claim or threatened claim against the Transferring Trustee in respect of any liability in respect of which the Transferring Trustee may request indemnification under clause 6 (Discharge of Liabilities), the Transferring Trustee must notify the Receiving Trustee as soon as reasonably practicable and provide to the Receiving Trustee full particulars of the claim. The Transferring Trustee must not allow a judgment to be entered against it by inaction, admit any liability or effect a settlement or compromise unless it has given to the Receiving Trustee a reasonable opportunity to defend the claim. If the Receiving Trustee decides to defend the claim the Transferring Trustee must allow the Receiving Trustee full conduct of the claim and provide to the Receiving Trustee such assistance as it reasonably requires, subject to the Receiving Trustee indemnifying the Transferring Trustee against, and securing the Transferring Trustee to its reasonable satisfaction against, all liabilities in connection with any such defence.

12.	Warranty and Undertakings

12.1	Biwater and the Transferring Trustee warrant to the Receiving Trustee and to the Receiving Principal Employer that they, and to the best of their knowledge and belief, their advisers and the administrators of the Transferring Scheme, have disclosed or made available to the Receiving Trustee all information in their possession which would be material to the decision of the Receiving Trustee to agree to the Transfer including (without limitation as to the information to be disclosed or made available):

(i)	particulars of any material claims, disputes and complaints against, with or to the Transferring Trustee or any employer participating in the Transferring Scheme, the Pensions Regulator or the Pensions Ombudsman;

(ii)	any other matter which has given rise or may give rise to a report to any regulatory authority;

(iii)	particulars of discretionary practices operated under the Transferring Scheme; and

undertake that they will disclose or make available to the Receiving Trustee all such information which comes into their possession before the Merger Date;1

12.2	Biwater and the Transferring Trustee warrant to the Receiving Trustee that they, and to the best of their knowledge and belief, their advisers and the administrators of the Transferring Scheme, that the membership data relating to the Transferred Member is complete and accurate.

12.3	The Receiving Trustee [and the Receiving Principal Employer] warrant or undertake to the Transferring Trustee in the same terms, as regards to the Receiving Scheme, as set out in clause 12.1.

12.4	The liability of the Transferring Trustees in respect of any claim under clause 12.1 shall cease on the third anniversary of the Merger Date except in respect of matters which before that period expires have been the subject of a bona fide written claim.

12.5	The Transferring Trustees and the Receiving Trustees undertake to ensure that any notifications required by the Board of the Pension Protection Fund in relation to the certification of block transfers for the purposes of the Board’s Determination under section 175(5) of the Pensions Act 2004 are made in full and as soon as practicable.

13.	Capacity of Trustees

The Transferring Trustee and the Receiving Trustee each enter into this deed in their capacity as the present trustees of the Transferring Scheme and the Receiving Scheme respectively. The Transferring Trustee warrants and declares that:

(a)	they intend that this deed shall be binding on the trustees for the time being of the Transferring Scheme; and

(b)	the benefit of this deed is held by them as trustees not only for themselves as trustees of the Transferring Scheme, but also for all their predecessors and successors as such trustees appointed or otherwise ascertained within the perpetuity period and for every person who has an interest in the Transferring Scheme and is ascertained within the perpetuity period (the perpetuity period applicable to this deed being the period of 80 years from the date of this deed);

[1]	Only needed if significant gap between merger deed date and merger.

and the Receiving Trustee so warrants and declares in relation to the Receiving Scheme and the Receiving Deed and Rules.

14.	Implementation

Each of the parties will do all things required to be done by it to implement this deed and will co-operate with the other parties so as to facilitate the implementation by them of this deed.

15.	Counterparts

This deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this deed.

This deed has been executed and has been delivered on the date stated at the beginning of this deed.

EXECUTED as a deed by [2] acting by [3] a director in the presence of:
director

Witness’ signature

Name

Address

[to amend above if not appropriate and to add appropriate signature blocks for other all parties]

[2]	Name of company
[3]	Name of director

SIGNATORIES

Signed by for BIWATER HOLDINGS LIMITED	) )	Director

Director/Secretary

Signed by for CASCAL N.V.	) )	Director

Director/Secretary

Signed by for INDEPENDENT TRUSTEE	)
SERVICES LIMITED

Signed by for SEMBCORP UTILITIES PTE LTD	)